Exhibit 99.1

For immediate release:

April 6, 2016

Pfizer contacts:

Investors
Chuck Triano
212-733-3901

Media
Joan Campion
212-733-2798

Pfizer Announces Termination of Proposed Combination with Allergan

NEW YORK, N.Y., April 6 – Pfizer Inc. (NYSE: PFE) today announced that the merger agreement between Pfizer and Allergan plc (NYSE: AGN) has been terminated by mutual agreement of the companies. The decision was driven by the actions announced by the U.S. Department of Treasury on April 4, 2016, which the companies concluded qualified as an “Adverse Tax Law Change” under the merger agreement.

“Pfizer approached this transaction from a position of strength and viewed the potential combination as an accelerator of existing strategies,” stated Ian Read, Chairman and Chief Executive Officer, Pfizer. “We remain focused on continuing to enhance the value of our innovative and established businesses. Our most recent product launches, including Prevnar 13 in Adults, Ibrance, Eliquis and Xeljanz, have been well-received in the market, and we believe our late stage pipeline has several attractive commercial opportunities with high potential across several therapeutic areas. We also maintain the financial strength and flexibility to pursue attractive business development and other shareholder friendly capital allocation opportunities.”

“We plan to make a decision about whether to pursue a potential separation of our innovative and established businesses by no later than the end of 2016, consistent with our original timeframe for the decision prior to the announcement of the potential Allergan transaction,” continued Read. “As always, we remain committed to enhancing shareholder value.”

In connection with the termination of the merger agreement, Pfizer has agreed to pay Allergan $150 million for reimbursement of expenses associated with the transaction.

As previously announced, Pfizer plans to report its First-Quarter 2016 financial results on May 3, 2016.

About Pfizer

At Pfizer, we apply science and our global resources to bring therapies to people that extend and significantly improve their lives. We strive to set the standard for quality, safety and value in the discovery, development and manufacture of health care products. Our global portfolio includes medicines and vaccines as well as many of the world’s best-known consumer health care products. Every day, Pfizer colleagues work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. Consistent with our responsibility as one of the world’s premier innovative biopharmaceutical companies, we collaborate with health care providers, governments and local communities to support and expand access to reliable, affordable health care around the world. For more than 150 years, Pfizer has worked to make a difference for all who rely on us. For more information, please visit us at www.pfizer.com. In addition, to learn more, follow us on Twitter at @Pfizer and @Pfizer_News, LinkedIn, YouTube and like us on Facebook at Facebook.com/Pfizer.

DISCLOSURE NOTICE: The information contained in this release is as of April 6, 2016. Pfizer assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

This release contains forward-looking information related to Pfizer’s plans, including with respect to a potential separation transaction,

and Pfizer’s marketed and pipeline products, that involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, the uncertainties inherent in business and financial planning, including, without limitation, risks related to Pfizer’s business and prospects, adverse developments in Pfizer’s markets, or adverse developments in the U.S. or global capital markets, credit markets or economies generally that could significantly impact Pfizer’s ability to implement, or realize the benefits of, the potential separation transaction; the uncertainties inherent in research and development; whether and when any applications for Pfizer’s pipeline products may be filed with regulatory authorities in any jurisdictions and whether and when regulatory authorities in any such jurisdictions may approve any such applications, which will depend on the assessment by such regulatory authorities of the benefit-risk profile suggested by the totality of the efficacy and safety information submitted; decisions by regulatory authorities regarding labeling and other matters that could affect the availability or commercial potential of Pfizer’s products; and competitive developments.

A further description of risks and uncertainties can be found in Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including in the sections thereof captioned “Risk Factors” and “Forward-Looking Information and Factors That May Affect Future Results”, as well as in its subsequent reports on Form 10-Q and Form 8-K, all of which are filed with the Securities and Exchange Commission and available at www.sec.gov and www.pfizer.com.

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